Exhibit 99.1

FOR IMMEDIATE RELEASE: AUGUST 29, 2025

Leggett & Platt Closes the Sale of its Aerospace Products Group
Announces Subsequent Change to Full Year 2025 Guidance

Carthage, Mo., August 29, 2025 ---

Leggett & Platt announced today it successfully completed the sale of its Aerospace Products Group to affiliated funds managed by Tinicum Incorporated. The transaction is expected to result in after-tax proceeds of approximately $250 million. Proceeds will be used primarily to pay down debt and strengthen the Company’s balance sheet and leverage ratio. This divestiture was part of the outcome of the strategic business review to identify and focus on businesses that align with the Company’s long-term goals.

The Aerospace Products Group is a supplier of complex, highly engineered tube and duct assemblies for use primarily in commercial and military aircraft platforms and space launch vehicles. The business is comprised of seven manufacturing facilities located in the U.S., UK, and France and approximately 700 employees with net trade sales of $190 million in 2024.

REVISED 2025 FULL YEAR GUIDANCE
As a result of the divestiture of the Aerospace Products Group, management announced it has revised full year 2025 guidance as follows:

($-Billions, except per share data)	Revised Guidance (ex- Aerospace Products Group)	Previous Guidance (July 31, 2025)
Sales	$3.9 - $4.2	$4.0 - $4.3
Implied Adjusted EBIT Margin	6.3% - 6.7%	6.5% - 6.9%
Net Interest Expense	$.065	$.070

EPS	$1.43 - $1.72	$0.88 - $1.17
Gain on Aerospace Products Group Sale[1]	$0.60	-
Gains on Real Estate Sales	$0.12 - $0.16	$0.12 - $0.16
Restructuring Costs	($0.13 - $0.08)	($0.13 - $0.08)
Pension Settlement (non-cash)	($0.11)	($0.11)
Adjusted EPS	$0.95 - $1.15	$1.00 - $1.20
1 The final gain is subject to finalization of net assets and tax rates.

All other previous guidance remains unchanged. Summations may vary slightly due to rounding. For more detailed financial information, including pro-forma results, please see the Company’s Form 8-K filed with the SEC on August 29, 2025.

Lazard served as exclusive financial advisor and Freshfields served as legal advisor to Leggett & Platt in this transaction.

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FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a diversified manufacturer that designs and produces a broad variety of engineered components and products that can be found in many homes and automobiles. The 142-year-old Company is a leading supplier of bedding components and private label finished goods; automotive seat comfort and convenience systems; home and work furniture components; geo components; flooring underlayment; and hydraulic cylinders for material handling and heavy construction applications.

FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements," regarding the amount of after-tax cash proceeds from the Aerospace disposition (the “Disposition”), sales, implied adjusted EBIT margin, net interest expense, EPS, adjusted EPS, net assets, effective tax rate, gain on sale of the Disposition and real estate, restructuring costs, and pension settlement. Such statements are expressly qualified by the cautionary statements described in this section and reflect only the beliefs and expectations of Leggett at the time the statement is made. Because forward-looking statements deal with the future, they are subject to risks, uncertainties, and developments which might cause actual events or results to differ materially from those envisioned in any forward-looking statement. Moreover, Leggett does not have, and does not undertake, any duty to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement was made. Forward-looking statements should not be relied upon as a prediction of actual future events, objectives, strategies, trends, or results. Some risks and uncertainties that may cause actual events or results to differ materially from forward-looking statements include: increased trade costs, including tariffs; estimates for our Restructuring Plan (“Plan”) may change, our ability to timely implement the Plan and receive anticipated benefits and expected proceeds from real estate sales, and the impact on employees, customers and vendors; the adverse impact caused by: inflation and deflation; demand for our products and our customers’ products; our facilities’ ability to obtain raw materials, parts, and labor and to ship finished products; impairment of goodwill and long-lived assets; volatility of Chinese EV manufacturers’ growth; declines in multinational OEMs’ market share, resulting in reduction of demand for our Automotive products; our ability to access commercial paper and debt markets, borrow under our credit facility, and comply with restrictive covenants; increased borrowing costs due to credit ratings changes; our ability to retire commercial paper borrowings and use cash to reduce debt; supply chain shortages and disruptions; our ability to manage working capital; our ability to collect receivables; market conditions; consumer confidence, housing turnover, employment levels, interest rates, and trends in capital spending; price and product competition; cost of raw materials, labor and energy; cash generation sufficient to pay debts or the dividend; cash repatriation from foreign accounts; our ability to pass along cost increases through increased selling prices; disruption of the semiconductor industry and our operations due to conflict between countries; evolving export controls over semiconductor chips, equipment, components and rare earth minerals; ability to maintain profit margins if customers change the quantity or mix of our products; political risks; tax rates; foreign operating risks; cybersecurity incidents; customer losses and insolvencies; disruption to our steel rod mill, wire mills, and other operations; severe weather events, disaster, fire, explosion, terrorism, pandemic, or governmental action; foreign currency fluctuation; share repurchases; anti-dumping and countervailing duties on innersprings, steel wire rod, and mattresses; unauthorized use of artificial intelligence; collection of insurance claims; data privacy; sustainability obligations; litigation risks; and risk factors in Leggett’s Form 10-K, Form 10-Qs, and Form 8-Ks.

INVESTOR CONTACTS:
Steve West, Vice President, Investor Relations
Katelyn J. Pierce, Analyst, Investor Relations
(417) 358-8131
invest@leggett.com
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